Exhibit 99.1

March 23, 2004

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

CALIFORNIA STEEL INDUSTRIES, INC.

ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

OF $150 MILLION OF ITS 6- 1/8% SENIOR NOTES DUE 2014

FONTANA, CA., — March 23, 2004 – California Steel Industries, Inc. (“CSI”) announced the completion of the offering of $150,000,000 aggregate principal amount of its 6- 1/8% Senior Notes due 2014 in a private placement. CSI intends to use the net proceeds of the offering, together with cash on hand, to finance the repurchase or redemption of all of its outstanding $150,000,000 8- 1/2% Senior Notes due 2009.

“California Steel is extremely pleased with the outcome of this transaction,” said Vicente Wright, President and Chief Executive Officer. “Our ability to garner a competitive interest rate in today’s market indicates recognition by the financial community of CSI’s achievements. We will take this as a challenge for the future to continue to excel in the steel industry and in our West Coast market.”

“To reach such a positive culmination of this placement, we must also note that everyone involved, along with the entire CSI team, did an outstanding job bringing the transaction to a successful completion,” Wright added.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Senior Notes due 2014 have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or applicable exemptions from such registration requirements.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, galvanized coil and sheet and electric resistant weld pipe.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports filed with the Securities and Exchange Commission.